Exhibit 4.2

PS CANADA FINANCE ULC

AS ISSUER

PUBLIC STORAGE AND

PUBLIC STORAGE OPERATING COMPANY

AS GUARANTORS

AND

COMPUTERSHARE TRUST COMPANY, N.A.

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 16, 2026

C$400,000,000 4.540% SENIOR NOTES DUE 2033

SUPPLEMENT TO INDENTURE

DATED AS OF SEPTEMBER 16, 2026,

AMONG PS CANADA FINANCE ULC (AS ISSUER) AND

PUBLIC STORAGE AND PUBLIC STORAGE OPERATING COMPANY (AS GUARANTORS)

AND

COMPUTERSHARE TRUST COMPANY, N.A.

(AS TRUSTEE)

FIRST SUPPLEMENTAL INDENTURE, dated as of September 16, 2026 (this “First Supplemental Indenture”), among PS CANADA FINANCE ULC, an Alberta unlimited liability corporation (the “Issuer”), having its principal executive office located at 2811 Internet Boulevard, Frisco, Texas 75304, PUBLIC STORAGE, a Maryland real estate investment trust, having its principal executive office located at 2811 Internet Boulevard, Frisco, TX 75034 (“Public Storage”), and PUBLIC STORAGE OPERATING COMPANY, a Maryland real estate investment trust (“PSOC” and, together with Public Storage, the “Guarantors”), having its principal executive office located at 2811 Internet Boulevard, Frisco, TX 75034, and COMPUTERSHARE TRUST COMPANY, N.A., a national banking association organized and existing under the laws of the United States, as trustee (the “Trustee”), which supplements that certain Indenture, dated as of September 16, 2026 (the “Base Indenture”).

RECITALS

WHEREAS, the Issuer has duly authorized the execution and delivery of the Base Indenture to the Trustee to provide for the issuance from time to time for its lawful purposes of debt securities evidencing the Issuer’s debentures, Notes or other evidences of indebtedness.

WHEREAS, Section 301 of the Base Indenture provides that by means of a supplemental indenture the Issuer may create one or more series of the Issuer’s debt securities and establish the form, terms and provisions thereof.

WHEREAS, the Issuer intends by this First Supplemental Indenture to (i) create a series of the Issuer’s debt securities, in an initial aggregate principal amount equal to C$400,000,000 entitled 4.540% Senior Notes due 2033 (the “Notes”) and (ii) establish the form and the terms and provisions of the Notes.

WHEREAS, Section 901 of the Base Indenture provides that a supplemental indenture may be entered into by the parties without consent of any Holders for such purpose provided certain conditions are met.

WHEREAS, the consent of Holders to the execution and delivery of this First Supplemental Indenture is not required, and all other actions required to be taken under the Base Indenture with respect to this First Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

ARTICLE ONE

DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT SECURITIES

Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. In addition, the following terms shall have the following meanings with respect to this First Supplemental Indenture and the Notes to be equally applicable to both the singular and the plural forms of the terms set forth below:

“Adjusted EBITDA” means, for any period, PSOC’s Pro Rata Share of EBITDA for such period; provided, that, so long as Shurgard Europe is not a Subsidiary of PSOC, “Adjusted EBITDA” shall include the amount of dividends, distributions or interest paid in cash by any such entity that is not a Subsidiary to PSOC or any of its Subsidiaries during the applicable period.

“Canada Yield Price” means, in respect of any Notes being redeemed, the price, in respect of the principal amount of the Notes, calculated by the Issuer as of the Business Day preceding the date the notice of redemption is given and calculated in accordance with generally accepted financial practice, equal to the sum of the present values of the remaining scheduled payments of interest (not including any portion of the payments of interest accrued as of the date of redemption) and principal on the Notes to be redeemed from the Redemption Date to the Par Call Date using as a discount rate the sum of the Government of Canada Yield on such business day plus 22 basis points.

“Capitalization Rate” means 6.75%.

“Capitalized Property Value” means, with respect to any Person, (a) Property EBITDA of such Person for the four (4) consecutive fiscal quarters ended on a Reporting Date divided by (b) the Capitalization Rate.

“Debt” means, without duplication, PSOC’s Pro Rata Share of the aggregate principal amount of indebtedness in respect of (a) borrowed money evidenced by bonds, notes, debentures or similar instruments, as determined in accordance with GAAP, (b) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on Property or other assets owned by PSOC or any Subsidiary directly, or indirectly through unconsolidated joint ventures, as determined in accordance with GAAP, (c) reimbursement obligations in connection with any letters of credit actually issued and called, (d) any lease of property by PSOC or any Subsidiary as lessee which is reflected in PSOC’s balance sheet as a finance lease, in accordance with GAAP; provided, that Debt also includes, to the extent not otherwise included, any obligation by PSOC or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, items of indebtedness of another Person (other than PSOC or any Subsidiary) described in clauses (a) through (d) above (or, in the case of any such obligation made jointly with another Person, PSOC’s or any Subsidiary’s allocable portion of such obligation based on its ownership interest in the related real estate assets or such other applicable assets); and provided, further, that Debt excludes Intercompany Debt.

“Depository” means CDS Clearing and Depository Services Inc. and includes its nominees and successors.

“Development Property” means a Property currently under development on which the improvements have not been completed, or a Property where development has been completed as evidenced by a certificate of occupancy for the entire Property for the 36-month period following the issuance of such certificate of occupancy (provided that PSOC may at its option elect to remove a Property from the category of Development Properties prior to the completion of the 36-month period, but any such Property may not be reclassified as a Development Property). The term “Development Property” shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired by PSOC, any Subsidiary or any joint venture of PSOC upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition.

“EBITDA” means, with respect to any Person, for any period and without duplication, net earnings (loss) of such Person for such period excluding the impact of the following amounts with respect to any Person (but only to the extent included in determining net earnings (loss) for such period): (a) depreciation and amortization expense and other non-cash charges of such Person for such period; (b) interest expense of such Person for such period; (c) income tax expense of such Person in respect of such period; (d) extraordinary and nonrecurring gains and losses of such Person for such period, including without limitation, gains and losses from the sale of assets, write-offs and forgiveness of debt, foreign currency translation gains or losses; and (e) non-controlling interests; minus (f) if during such period Shurgard Europe is not a Subsidiary of PSOC, the impact on EBITDA of each of the foregoing Persons that is not a Subsidiary.

“Encumbered Asset Value” means, with respect to any Person, for any date, the portion of Total Assets serving as collateral for Secured Debt as of such date.

“Equity Interests” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Fair Market Value” means, (a) with respect to a security listed (or an unlisted convertible security that is convertible into a security listed) on Nasdaq or having trading privileges on the New York Stock Exchange, the NYSE American, or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions, and (b) with respect to any other asset, book value (determined in accordance with GAAP).

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied, as in effect from time to time; provided that if, as of a particular date as of which compliance with the covenants contained in the Indenture is being determined, there have been changes in accounting principles generally accepted in the United States of America from those that applied to Public Storage’s consolidated financial statements included in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, PSOC may, in its sole discretion, determine compliance with the covenants contained in the Indenture using accounting principles generally accepted in the United States of America, consistently applied, as in effect as of the end of any calendar quarter selected by PSOC, in PSOC’s sole discretion, that is on or after June 30, 2017 and prior to the date as of which compliance with the covenants in the Indenture is being determined (“Fixed GAAP”), and, solely for purposes of calculating the covenants as of such date, “GAAP” shall mean Fixed GAAP.

“Government of Canada Yield” means, on any date, the bid-side yield to maturity on such date as determined by the arithmetic average (rounded to three decimal places) of the yields quoted at 10:00 a.m. (Toronto time) by any two nationally recognized investment dealers in Canada selected by the Issuer, assuming semi-annual compounding and calculated in accordance with generally accepted financial practice, which a non-callable Government of Canada bond would carry if issued in Canadian dollars in Canada at 100% of its principal amount on such date with a term to maturity that most closely approximates the remaining term to the Par Call Date.

“Indenture” means the Base Indenture as supplemented by this First Supplemental Indenture and as further amended, modified or supplemented with respect to the Notes pursuant to the provisions of the Base Indenture.

“Intercompany Debt” means, as of any date, Debt to which the only parties are the Issuer, the Guarantors, any future guarantors, and any of Public Storage’s Subsidiaries, but only so long as that Debt is held solely by any of the Issuer, the Guarantors, any future guarantors, and any of Public Storage’s Subsidiaries as of that date and, provided that, in the case of Debt owed by the Issuer to any Subsidiary, the Debt is subordinated in right of payment to the Holders of the Notes.

“Interest Expense” means, for any period, PSOC’s Pro Rata Share of interest expense for such period, with other adjustments as are necessary to exclude: (a) the effect of items classified as extraordinary items, in accordance with GAAP; (b) amortization of debt issuance costs; (c) prepayment penalties and (d) non-cash swap ineffectiveness charges.

“Marketable Securities” means: (a) common or preferred Equity Interests which are listed on Nasdaq or have trading privileges on the New York Stock Exchange, the NYSE American, or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange; (b) convertible securities which can be converted at any time into common or preferred Equity Interests of the type described in the immediately preceding clause (a); and (c) securities evidencing indebtedness issued by Persons which have an investment grade credit rating by a nationally recognized statistical rating organization; provided that Marketable Securities shall not include any securities that are considered cash equivalents.

“Par Call Date” means July 16, 2033.

“Pro Rata Share” means any applicable figure or measure of PSOC and its Subsidiaries on a consolidated basis, less any portion attributable to noncontrolling interests, plus PSOC’s or its Subsidiaries’ allocable portion of such figure or measure, based on their ownership interest, of unconsolidated joint ventures. For the avoidance of doubt, and except as otherwise specified in this First Supplemental Indenture, so long as Shurgard Europe is not a Subsidiary of PSOC, the calculations of such figures or measures shall exclude the impact of any such entity that is not a Subsidiary.

“Property” means a parcel (or group of related parcels) of real property.

“Property EBITDA” means, for any period, PSOC’s Pro Rata Share of EBITDA for such period adjusted to add back the impact of corporate level general and administrative expenses.

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 1.4(d) hereof, the date fixed for such redemption in accordance with the provisions of Section 1.4(d) hereof.

“Reporting Date” means the date ending the most recently ended fiscal quarter of Public Storage for which Public Storage’s consolidated financial statements are publicly available, it being understood that at any time when Public Storage is not subject to the informational requirements of the Exchange Act, the term “Reporting Date” shall be deemed to refer to the date ending the fiscal quarter covered by Public Storage’s most recent quarterly financial statements delivered to the Trustee or, in the case of the last fiscal quarter of the year, Public Storage’s annual financial statements delivered to the Trustee.

“Secured Debt” means Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of PSOC’s Property or other assets or the Property or other assets of any Subsidiary.

“Shurgard Europe” means Shurgard Self Storage Limited and its Subsidiaries and their respective successors and assigns.

“Subsidiary” means, for any Person, a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person and, for the purposes of this definition, “voting stock, partnership interests, or membership interests” means interests having control over the selection of directors, managers, or trustees, as the case may be, whether at all times or only so long as no senior interest has such voting power by reason of any contingency. Unless the context otherwise requires, “Subsidiary” refers to a Subsidiary of PSOC. Notwithstanding the foregoing, none of the Persons comprising Shurgard Europe shall at any time constitute or be considered to be a Subsidiary of PSOC for any purpose of the Indenture so long as (a) any class of Equity Interests of the applicable holding company of Shurgard Europe is publicly traded or (b) such holding company is not a wholly-owned subsidiary of PSOC.

“Tax” or “Taxes” means all present and future taxes, levies, imposts, assessments, deductions, charges, duties and withholdings (including backup withholdings), fees and any charges of a similar nature (including interest, fines, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Total Assets” means, as of any date, the sum (without duplication) of: (a) the Capitalized Property Value of PSOC and its Subsidiaries, excluding Capitalized Property Value attributable to Properties acquired or disposed of by PSOC or any Subsidiary during the four (4) consecutive quarters ending on such date and Development Properties; (b) all cash and cash equivalents (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted) of PSOC and its Subsidiaries at such time; (c) the Pro Rata Share of the current undepreciated book value of Development Properties and all land held for development; (d) the Pro Rata Share of the purchase price paid by PSOC or any Subsidiary (less the Pro Rata Share of any amounts paid to PSOC or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements, and without regard to allocations of property purchase prices pursuant to Statement of Financial Accounting Standards No. 141 or other provisions of GAAP) for any Property or business acquired by PSOC or such Subsidiary during the four (4) consecutive quarters ending on such date; (e) the contractual purchase price of Properties of PSOC and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Debt; and (f) the Fair Market Value of all Marketable Securities owned by PSOC or any of its Subsidiaries, plus all other assets of PSOC and its Subsidiaries (the value of which is determined in accordance with GAAP but excluding assets classified as intangible under GAAP), excluding Equity Interests in Shurgard Europe if such interests are not Marketable Securities. PSOC shall have the option to include Capitalized Property Value under clause (a) above from any such Properties that are otherwise subject to valuation under clause (c) or (d) above; provided, however, that if such election is made, any value attributable to such Properties under clause (c) or (d) above shall be excluded from the determination of the amount under clause (c) or (d).

“Unencumbered Assets” means, as of any date, Total Assets as of such date less Encumbered Asset Value as of such date.

“Unsecured Debt” means Debt that is not secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of PSOC’s Property or other assets or the Property or other assets of any Subsidiary.

Section 1.2 Creation of the Notes. In accordance with Section 301 of the Base Indenture, the Issuer hereby creates the Notes as a separate series of its senior debt securities, entitled “4.540% Senior Notes due 2033”, issued pursuant to the Indenture. The Notes shall initially be limited to an aggregate principal amount equal to C$400,000,000, subject to the exceptions set forth in Section 301(2) of the Base Indenture and Section 1.4(h) hereof.

Section 1.3 Form of the Notes. The Notes will be issued in the form of one or more permanent fully registered global securities (the “Global Note”) that will be deposited with, or on behalf of the Depository, and registered in the name of the Depository or its nominee, as the case may be, subject to Section 305 of the Base Indenture. So long as the Depository, or its nominee, is the registered owner of the Global Note, the Depository or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

Section 1.4 Terms and Provisions of the Notes. The Notes shall be governed by all of the terms and provisions of the Base Indenture, as supplemented by this First Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:

(a) Registration and Form. The Notes shall be issuable in registered form without coupons in minimum denominations of C$2,000 principal amount and integral multiples of C$1,000 in excess thereof. Each Note shall be dated the date of its authentication and the Notes shall be substantially in the form of Exhibit A attached hereto.

(b) Payment of Principal and Interest; Issuance in CAD.

(1) All payments of principal, premiums, if any, and interest and Additional Amounts, if any, in respect of the Global Notes will be made by the Issuer in immediately available funds to the Depository or its nominee, as the case may be, as the Holder of each of the Global Notes. The Notes shall mature, and the unpaid principal thereon, shall be payable, on September 16, 2033, subject to the provisions of the Base Indenture. The rate per annum at which interest shall be payable on the Notes shall be 4.540%. Interest on the Notes will be payable semi-annually in arrears on each March 16 and September 16 of each year, commencing March 16, 2027 (each, an “Interest Payment Date”) and on the Stated Maturity as specified in this Section 1.4(b), to the Persons in whose names the Notes are registered in the Security Register applicable to the Notes at the close of business on March 1 and September 1 (whether or not a Business Day) (each, a “Regular Record Date”) immediately preceding each Interest Payment Date. Interest on the Notes shall be computed (i) for a full semi-annual period on the basis of a 360-day year of twelve 30-day months and (ii) for an interest period that is not a full semi-annual period, on the basis of a 365-day year and the actual number of days in such interest period. Solely for the purposes of disclosure under the Interest Act (Canada), the yearly rate of interest to which the rate used in such computation is equivalent during any particular period is the rate so used (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days based on which such rate is calculated. Interest on the Notes shall accrue from September 16, 2026.

(2) All payments of principal of, premium (if any), and interest and Additional Amounts (if any) on, the Notes will be payable in CAD, provided, that if CAD are unavailable to the Issuer or the Guarantors due to the imposition of exchange controls or other circumstances beyond the Issuer’s or the Guarantors’ control, then all payments in respect of the Notes will be made in U.S. dollars until CAD are again available to the Issuer or the Guarantors. In such circumstances, the amount payable on any date in CAD will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second Business Day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/CAD exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined by the Issuer in its sole discretion on the basis of the most recently available market exchange rate for CAD. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing. All determinations referred to above in this paragraph made by the Issuer shall be at the Issuer’s sole discretion and, in the absence of manifest error, shall be conclusive for all purposes and binding on Holders of the Notes.

(3) In the event of an official redenomination of CAD, the obligations with respect to payments on the Notes immediately following such redenomination shall be regarded as providing for the payment of that amount of CAD representing the amount of such obligations immediately before such redenomination. The Notes do not provide for any adjustment to any amount payable under the Notes as a result of any change in the value of CAD relative to any other currency due solely to fluctuations in exchange rates.

(c) Sinking Fund. There shall be no sinking fund provided for the Notes.

(d) Redemption at the Option of the Issuer.

(1) Prior to the Par Call Date, the Issuer shall have the option to redeem the Notes at any time in whole, or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(x) the Canada Yield Price, and

(y) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(2) On or after the Par Call Date, the Issuer shall have the option to redeem the Notes at any time in whole, or from time to time in part, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(3) Notwithstanding the foregoing, if the Redemption Date falls after a Regular Record Date and on or prior to the corresponding Interest Payment Date, the Issuer will pay the full amount of accrued and unpaid interest, if any, due on such Interest Payment Date to the Holder of record at the close of business on the corresponding Regular Record Date (instead of the Holder surrendering its Notes for redemption). The Issuer shall not redeem the Notes pursuant to Section 1.4(d)(1) or (2) on any date if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded or annulled on or prior to such date (except in the case of an acceleration resulting from a default by the Issuer in the payment of the Redemption Price with respect to the Notes to be redeemed).

(e) Payment of Notes Called for Redemption by the Issuer.

(1) If notice of redemption has been given at least 10 days but not more than 60 days prior to the Redemption Date to each Holder of Notes to be redeemed as otherwise provided in Article Eleven of the Base Indenture (as amended by this First Supplemental Indenture), the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Issuer shall default in the payment of such Notes at the Redemption Price, so long as the Paying Agent holds funds irrevocably deposited with it sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, then (a) such Notes will cease to be Outstanding on and after the date of the deposit, (b) interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, and (c) the Holders of the Notes being redeemed shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On surrender of such Notes at the place of payment specified in such notice, the said Notes or the specified portions thereof shall be paid and redeemed by the Issuer at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date.

(2) The Notes will not be convertible or exchangeable for any other security or property.

(f) Payment of Additional Amounts.

(1) All payments made by or on behalf of the Issuer or either Guarantor (together, the “Obligors”) under or with respect to the Notes will be made free and clear of, and without withholding or deduction for or on account of, any Tax, unless the withholding or deduction of such Tax is then required by law. If any deduction or withholding by any applicable withholding agent for or on account of any Taxes imposed or levied by or on behalf of any jurisdiction (excluding the United States) in which an Obligor is organized, resident or carrying on business for tax purposes or from or through which such Obligor (or its agents) makes any payment on the Notes or the guarantees, or any state, province, political subdivision or taxing authority therein or thereof (a “Tax Jurisdiction”), will at any time be required to be made in respect of any payments made by the Obligors under or with respect to the Notes, including payments of principal, redemption price, purchase price, interest or premium, then the Obligors will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder or beneficial owner of the Notes after such withholding, deduction or imposition (including any such withholding, deduction or imposition in respect of any such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(i) any Taxes, to the extent such Taxes would not have been imposed but for the Holder of a Note (or the beneficial owner for whose benefit such Holder holds such Note) or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as having a current or former connection with the relevant Tax Jurisdiction (other than a connection arising solely from the ownership or disposition of such Note, the enforcement of rights under such Note, or the receipt of any payments in respect of such Note), including being or having been a citizen or resident of such Tax Jurisdiction, being or having engaged in a trade or business in such Tax Jurisdiction or having or having had a permanent establishment in such Tax Jurisdiction;

(ii) any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of Additional Amounts had the beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

(iii) any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

(iv) any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder or beneficial owner would otherwise have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(v) any Tax, assessment, or other governmental charge that is payable otherwise than by deduction or withholding from a payment on or in respect of any Note;

(vi) any estate, inheritance, gift, sales, transfer, excise, wealth, capital gains, personal property or similar Taxes;

(vii) any Taxes, to the extent such Taxes are imposed or withheld by reason of the failure of the Holder or beneficial owner of Notes to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the Holder or beneficial owner is legally eligible to provide such certification or documentation;

(viii) any Taxes imposed by virtue of the Holder or beneficial owner of such Notes not dealing at arm’s length within the meaning of the Income Tax Act (Canada) with an Obligor;

(ix) any Taxes imposed by virtue of the Issuer being a “specified entity” (as defined in subsection 18.4(1) of the Income Tax Act (Canada)) in respect of a Holder or beneficial owner of such Notes;

(x) any Taxes imposed by virtue of a Holder or beneficial owner of such Notes being a “specified non-resident shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Issuer at the time of the payment, or not dealing at arm’s length within the meaning of the Income Tax Act (Canada) with any “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Issuer at the time of the payment;

(xi) any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code as of the date of the Indenture (or any amended or successor version that is substantively comparable), any regulations promulgated thereunder or any other official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code as of the date of the Indenture (or any amended or successor version described above) or any intergovernmental agreements (and any related law, regulation or official administrative guidance) implementing the foregoing; or

(xii) any combination of items (i) through (xi) above.

Except as specifically provided under this Section 1.4(f), the Obligors will not be required to make any payment for any Tax.

(2) If the Obligors become aware that they will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Obligors will deliver to the Trustee and Paying Agent promptly prior to the date of that payment an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificate must also set forth any other information reasonably necessary to enable the paying agent to pay Additional Amounts to Holders or beneficial owners on the relevant payment date. The Trustee and Paying Agent shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

(3) An Obligor, if it is the applicable withholding agent, will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Obligors will use their reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld.

(4) The Obligors will furnish to the Trustee and Paying Agent upon reasonable written request, within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Obligors, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other reasonable evidence of payments by such entity.

(5) Whenever in the Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(6) Where Tax is payable pursuant to Regulation 803 of the Income Tax Act (Canada) by a Holder or beneficial owner of Notes in respect of any amount payable under the Notes or the guarantees (other than by reason of a transfer of the Notes to a person resident in Canada with whom the transferor does not deal at arm’s length for the purposes of the Income Tax Act (Canada)), but no Additional Amount is paid in respect of such Tax, the applicable Obligor will pay, as or on account of interest to the Holder or beneficial owner of the Notes, an amount equal to such Tax (a “Regulation 803 Reimbursement”) plus an amount equal to any Tax required to be paid by such Holder or beneficial owner of the Notes as a result of such Regulation 803 Reimbursement within 45 days after receiving from the Holder or beneficial owner a notice containing reasonable particulars of the Tax so payable, provided such Holder or beneficial owner of the Notes would have been entitled to receive Additional Amounts on account of such Tax (and only to the extent of such Additional Amounts that such Holder or beneficial owner of the Notes would have been entitled to receive) but for the fact that it is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes or the guarantees.

(7) The above obligations will survive any termination, defeasance or discharge of the Indenture, any transfer by a Holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any successor person to the Obligors.

As used under this Section 1.4(f) and Section 1.4(g), the term “United States” means the United States of America, any state thereof and the District of Columbia.

(g) Redemption for Tax Reasons.

(1) The Issuer may redeem the Notes, in whole but not in part, at its option, at any time upon giving not less than 10 nor more than 60 days’ prior written notice to the Holders of the Notes and the Trustee or other appointed agent (which notice will be irrevocable) at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption (the “Tax Event Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Event Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date occurring on or prior to the Tax Event Redemption Date and Additional Amounts (if any) in respect thereof), if, on the next date on which any amount would be payable in respect of the Notes, based upon an opinion of independent tax counsel of recognized standing in the relevant Tax Jurisdiction, the Issuer is or would be required to pay Additional Amounts in respect of the Notes and cannot avoid such payment obligation by taking reasonable measures available to the Issuer (including making payment through a paying agent located in another jurisdiction), and such requirement arises as a result of:

(i) any amendment to, or change in, the laws (or any regulations or rulings promulgated thereunder) of a relevant Tax Jurisdiction, which change or amendment is publicly announced and becomes effective after the issue date (or, if later, the date the relevant Tax Jurisdiction becomes a Tax Jurisdiction); or

(ii) any amendment to, or change in, an official written interpretation or application of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which amendment or change is publicly announced and becomes effective after the issue date (or, if later, the date the relevant Tax Jurisdiction becomes a Tax Jurisdiction) (any such amendment or change described in Section 1.4(g)(1)(i) or Section 1.4(g)(1)(ii), a “Change in Tax Law”).

(2) The Issuer will not give any such notice of redemption of Notes earlier than 60 days prior to the earliest date on which the Issuer would be obligated to pay Additional Amounts if a payment in respect of the Notes was then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Before the Issuer publishes or delivers a notice of redemption in respect of a Tax Event Redemption Date as described above, the Obligors will deliver to the Trustee and Paying Agent an Officer’s Certificate to the effect that the Issuer cannot avoid the obligation to pay Additional Amounts by taking reasonable measures available to it and, if required, the opinion of independent tax counsel described above. Any notice of redemption shall otherwise be given pursuant to the procedures described under Section 1.4(d). The Trustee and Paying Agent shall accept, and will be entitled to conclusively rely on, such an opinion of counsel and such Officer’s Certificate as sufficient evidence of the existence and satisfaction of the conditions precedent described in clause (i) or (ii) above, as applicable, and upon delivery of such opinion of counsel and Officer’s Certificate to the Trustee and Paying Agent, the Issuer will be entitled to give a notice of redemption hereunder and such notice of redemption will be conclusive and binding on the Holders of the Notes.

(h) Additional Issues. The Issuer may, from time to time, without the consent of or notice to the Holders of the Notes, create and issue further notes having the same terms and conditions as the Notes in all respects, except for the issue date and, to the extent applicable, the issue price, the payment of interest accruing prior to the issue date and the first Interest Payment Date. Additional notes issued in this manner shall be consolidated with, and shall form a single series with, the previously outstanding Notes; provided, however, that the issuance of such additional notes will not be so consolidated for United States federal income tax purposes unless such issuance constitutes a “qualified reopening” within the meaning of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

Section 1.5 Book-Entry Provisions. This Section 1.5 shall apply only to the Global Notes deposited with or on behalf of the Depository.

(a) The Issuer shall execute and Computershare Trust Company of Canada, as Authenticating Agent, shall, in accordance with this Section 1.5 and Section 303 of the Base Indenture, authenticate and deliver the Global Notes that shall be registered in the name of the Depository or its nominee.

(b) Participants of the Depository shall have no rights either under the Indenture or with respect to the Global Notes. The Depository or its nominee, as applicable, shall be treated by the Issuer, the Guarantors, any future guarantor or the Trustee and any agent of the Issuer, the Guarantors, any future guarantor or the Trustee as the absolute owner and Holder of each such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Guarantors, any future guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or its nominee, as applicable, or impair, as between the Depository and its participants, the operation of customary practices of such Depository governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

ARTICLE TWO

ADDITIONAL COVENANTS FOR BENEFIT OF HOLDERS OF NOTES

In addition to the covenants set forth in the Base Indenture, PSOC hereby further covenants as follows, the following covenants being for the sole benefit of the Holders of the Notes:

Section 2.1 Limitations on Incurrence of Debt.

(a) Aggregate Debt Test. PSOC will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and any other Debt incurred or repaid since the end of the most recent Reporting Date prior to the incurrence of such Debt and the application of the proceeds from such Debt and such other Debt on a pro forma basis, the aggregate principal amount of PSOC’s Debt would exceed 65% of the sum of the following (without duplication): (1) PSOC’s Total Assets as of such Reporting Date; (2) the aggregate purchase price of any assets acquired, and the aggregate amount of proceeds received from any incurrence of other Debt and any securities offering proceeds received (to the extent such proceeds were not used to acquire assets or used to reduce Debt), by PSOC, or any of its Subsidiaries, since the end of the most recent Reporting Date prior to the incurrence of such Debt; and (3) the proceeds or assets obtained from the incurrence of such Debt and other securities issued as part of the same transaction on a pro forma basis (including assets to be acquired in exchange for debt assumption and security issuance as in the case of a merger).

(b) Secured Debt Test. PSOC will not, and will not permit any of its Subsidiaries to, incur any Secured Debt if, immediately after giving effect to the incurrence of such Secured Debt and any other Secured Debt incurred or repaid since the end of the most recent Reporting Date prior to the incurrence of such Secured Debt and the application of the proceeds from such Secured Debt and such other Secured Debt on a pro forma basis, the aggregate principal amount of PSOC’s Secured Debt would exceed 50% of the sum of the following (without duplication):

(1) PSOC’s Total Assets as of such Reporting Date; (2) the aggregate purchase price of any assets acquired, and the aggregate amount of proceeds received from any incurrence of other Debt and any securities offering proceeds received (to the extent such proceeds were not used to acquire assets or used to reduce Debt), by PSOC, or any of its Subsidiaries, since the end of the most recent Reporting Date prior to the incurrence of such Debt; and (3) the proceeds or assets obtained from the incurrence of such Secured Debt and other securities issued as part of the same transaction on a pro forma basis (including assets to be acquired in exchange for debt assumption and security issuance as in the case of a merger).

(c) Debt Service Test. PSOC will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the ratio of Adjusted EBITDA to Interest Expense for the four (4) consecutive fiscal quarters ended on the most recent Reporting Date prior to the incurrence of such Debt would be less than 1.50 to 1.00, and calculated on the following assumptions (without duplication): (1) such Debt and any other Debt incurred since such Reporting Date and outstanding on the date of determination had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such four-quarter period; (2) the repayment or retirement of any other Debt since such Reporting Date had occurred on the first day of such four-quarter period; and (3) in the case of any acquisition or disposition by PSOC, or any of its Subsidiaries, of any asset or group of assets since such Reporting Date, whether by merger, amalgamation, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such four-quarter period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If any Debt incurred during the period from such Reporting Date to the date of determination bears interest at a floating rate, then, for purposes of calculating the Interest Expense, the interest rate on such Debt will be computed on a pro forma basis as if the average daily rate during such interim period had been the applicable rate for the entire relevant four-quarter period. For purposes of the foregoing, Debt will be deemed to be incurred by a Person whenever such Person creates, assumes, guarantees or otherwise becomes liable in respect thereof.

(d) Maintenance of Total Unencumbered Assets. As of each Reporting Date, PSOC’s Unencumbered Assets will not be less than 125% of PSOC’s Unsecured Debt.

Section 2.2 Guarantees. The payment of principal, interest and all other obligations when due on the Notes is hereby fully and unconditionally guaranteed jointly and severally by the Guarantors on a senior unsecured basis, as set out in Article Sixteen of the Base Indenture.

Section 2.3 Covenant Defeasance and Waiver of Covenant. The covenants set forth in Section 2.1 shall be subject to covenant defeasance under Section 402(3) of the Base Indenture and subject to waiver under Section 1006 thereof.

Section 2.4 Merger, Amalgamation, Consolidation or Sale. The Issuer or either Guarantor may consolidate with or into, amalgamate with, or sell, assign, convey, transfer or lease all or substantially all of their respective property and assets to, any other entity, provided that:

(a) the Issuer or either Guarantor, as the case may be, shall be the continuing entity, or the successor entity (if other than the Issuer or either Guarantor, as the case may be) formed by or resulting from such consolidation, amalgamation or merger or which shall have received such sale, assignment, conveyance, transfer or lease of property and assets shall be an entity organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, or in the case of the Issuer only, Canada or a province or territory thereof, and shall expressly assume by supplemental indenture (1) in the case of the Issuer, payment of the principal of and interest on all of the Notes, or in the case of either Guarantor, all obligations of such Guarantor under their respective guarantees, and (2) in each case, the due and punctual performance and observance of all of the covenants and conditions in the Indenture;

(b) immediately after giving effect to the transaction and treating the Pro Rata Share of any indebtedness which becomes the obligation of PSOC, or the obligation of a Subsidiary or any of PSOC’s unconsolidated joint ventures as a result thereof and is not repaid substantially concurrently with the transaction as having been incurred by PSOC, or that Subsidiary or that unconsolidated joint venture at the time of the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

(c) an Officer’s Certificate and Opinion of Counsel covering these conditions are delivered to the Trustee.

For the avoidance of doubt, following a substitution of a Guarantor for the Issuer in accordance with Section 804 of the Base Indenture, this Section 2.4 shall cease to apply to the Issuer. Nothing in this Section 2.4 shall prevent the Guarantors from consummating a substitution in accordance with Section 804 of the Base Indenture.

ARTICLE THREE

TRUSTEE AND AGENTS

Section 3.1 Agents. Computershare Trust Company of Canada shall be the initial Paying Agent, Security Registrar and Transfer Agent for the Notes and for the purposes of Section 1002 of the Base Indenture. Upon notice to the Trustee, the Issuer may subsequently appoint a different or additional Paying Agent, Security Registrar and Transfer Agent for the Notes and for the purposes of Section 1002 of the Base Indenture. Following receipt of a notice of resignation from the Paying Agent, Registrar or Transfer Agent (collectively, the “Agents”), the Issuer shall promptly, and in any event not less than 30 days before the resignation takes effect, give notice to the Holders of the Notes in accordance with the Indenture. If any Agent shall resign or be removed, the Issuer shall promptly and in any event within 30 days appoint a successor. If the Issuer fails to appoint a successor within such period, the applicable Agent may select a leading bank approved by the Issuer to act as Paying Agent, Registrar or Transfer Agent hereunder, as applicable, and the Issuer shall appoint that bank as the successor registrar for the Notes and for the purposes of Section 1002 of the Base Indenture.

Section 3.2 Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution hereof by the Issuer. The recitals of fact contained herein shall be taken as the statements solely of the Issuer, and the Trustee assumes no responsibility for the correctness thereof.

Section 3.3 Preferential Collection of Claims. If the Trustee shall be or become a creditor of the Issuer (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of the claims against the Issuer (or any such other obligor). The Trustee is permitted to engage in other transactions with the Issuer and its Affiliates. If, however, it acquires any conflicting interest under the Trust Indenture Act relating to any of its duties with respect to the Notes, it must eliminate that conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

Section 3.4 Calculation with Respect to the Notes. The Issuer shall be responsible for making all calculations required under this First Supplemental Indenture or with respect to the Notes. The Issuer will make such calculations in good faith and, absent manifest error, the Issuer’s calculations will be final and binding on the Paying Agent, Trustee and the Holders of the Notes. The Issuer shall provide a schedule of its calculations to the Paying Agent and the Trustee promptly after it makes such calculations, and the Paying Agent and the Trustee shall be entitled to rely upon the accuracy of the Issuer’s calculations without independent verification. The Paying Agent shall forward the Issuer’s calculations to any Holder of the Notes upon request of the Issuer.

ARTICLE FOUR

MISCELLANEOUS PROVISIONS

Section 4.1 Ratification of Base Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event of a conflict between the language of this First Supplemental Indenture and the Base Indenture, the language of this First Supplemental Indenture shall control.

Section 4.2 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.3 Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

Section 4.4 Separability Clause. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.5 Governing Law. The Base Indenture and this First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act, that are required to be part of this First Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 4.6 Counterparts. This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. This First Supplemental Indenture (or any document executed in connection with this First Supplemental Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings. For the avoidance of doubt, Computershare Trust Company of Canada, as Authenticating Agent, shall authenticate the Notes by manual signature and the Issuer shall execute the Notes by manual signature.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

PS CANADA FINANCE ULC as Issuer

By:	/s/ Nicholas Kangas
Name: Nicholas Kangas
Title: President

PUBLIC STORAGE as Guarantor

By:	/s/ Joseph D. Fisher
Name: Joseph D. Fisher
Title: President and Chief Financial Officer

PUBLIC STORAGE OPERATING COMPANY as Guarantor

By:	/s/ Joseph D. Fisher
Name: Joseph D. Fisher
Title: President and Chief Financial Officer

[Signature Page to First Supplemental Indenture]

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Belinda Colemen
Name: Belinda Coleman
Title: Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

Form of 4.540% Senior Note due 2033

THIS GLOBAL NOTE IS HELD BY OR ON BEHALF OF THE DEPOSITORY (AS DEFINED IN THE FIRST SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE OR IN PART PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO PS CANADA FINANCE ULC OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL BECAUSE THE REGISTERED OWNER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE.

EXCEPT IN THE PROVINCE OF MANITOBA, UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THE NOTES MUST NOT TRADE THE NOTES BEFORE THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE LATER OF (I) THE DATE OF DISTRIBUTION, AND (II) THE DATE THE ISSUER BECOMES A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

IN THE PROVINCE OF MANITOBA, UNLESS OTHERWISE PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION OR WITH THE PRIOR WRITTEN CONSENT OF THE APPLICABLE REGULATORS, THE HOLDER OF THIS NOTE MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS TWELVE MONTHS AND ONE DAY AFTER THE DATE THE HOLDER ACQUIRED THE SECURITY.

PS CANADA FINANCE ULC

4.540% SENIOR NOTE DUE 2033

No. [•]

CUSIP No.: 74463AAA0

ISIN: CA74463AAA03

C$[•]

PS Canada Finance ULC, an Alberta unlimited liability corporation (herein called the “Issuer,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [CDS & Co.]*, or its registered assigns, the principal sum of [•] (C$[•]), [or such lesser amount as is set forth in the Schedule of Increases or Decreases In the Global Note on the other side of this Note]*, on September 16, 2033 at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of Canada as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on March 16 and September 16 of each year, commencing March 16, 2027 on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 4.540%, from the immediately preceding interest payment date to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from September 16, 2026 until payment of said principal sum has been made or duly provided for. Unless otherwise provided in or pursuant to the Indenture, at the option of the Issuer, interest on the Notes due and payable on any Interest Payment Date may be paid by mailing a check to the address of the Person entitled thereto as such address shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in Canada; provided, that the Paying Agent shall have received appropriate wire transfer instructions at least five Business Days prior to the Interest Payment Date. Any such interest which is punctually paid or duly provided for on any Interest Payment Date shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered as of the close of business on March 1 and September 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated: __________, _____

PS CANADA FINANCE ULC as Issuer

By:
Name:
Title:

PUBLIC STORAGE as Guarantor

By:
Name:
Title:

PUBLIC STORAGE OPERATING COMPANY as Guarantor

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-named Indenture.

Dated: __________, _____

COMPUTERSHARE TRUST COMPANY OF CANADA, as Authenticating Agent

By:
Authorized Signatory

REVERSE SIDE OF NOTE

PS CANADA FINANCE ULC

4.540% SENIOR NOTE DUE 2033

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its 4.540% Senior Notes due 2033 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of September 16, 2026 (herein called the “Base Indenture”), among the Issuer, Public Storage, a Maryland real estate investment trust, and Public Storage Operating Company, a Maryland real estate investment trust (together, the “Guarantors”), and Computershare Trust Company, N.A., as trustee (herein called the “Trustee”), as supplemented by the First Supplemental Indenture dated as of September 16, 2026 (herein called the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), among the Issuer, the Guarantors and the Trustee, to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer, the Guarantors and the Holders of the Notes. Defined terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

The Issuer shall have the right to redeem the Notes under certain circumstances as set forth in Sections 1.4(d) and 1.4(g) of the First Supplemental Indenture and Article Eleven of the Base Indenture.

Prior to the Par Call Date, the Issuer shall have the option to redeem the Notes at any time in whole, or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(x) the Canada Yield Price, and

(y) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

On or after the Par Call Date, the Issuer shall have the option to redeem the Notes at any time in whole, or from time to time in part, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date. The Issuer shall not redeem the Notes pursuant to Section 1.4(d)(1) or (2) of the First Supplemental Indenture on any date if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded or annulled on or prior to such date (except in the case of an acceleration resulting from a default by the Issuer in the payment of the Redemption Price with respect to the Notes to be redeemed).

The Issuer may redeem the Notes, in whole but not in part, at its option, at any time upon giving not less than 10 nor more than 60 days’ prior written notice to the Holders of the Notes and the Trustee or other appointed agent (which notice will be irrevocable) at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the Tax Event Redemption Date and all Additional Amounts (if any) then due and which will become due on the Tax Event Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date occurring on or prior to the Tax Event Redemption Date and Additional Amounts (if any) in respect thereof), if, on the next date on which any amount would be payable in respect of the Notes, based upon an opinion of independent tax counsel of recognized standing in the relevant Tax Jurisdiction, the Issuer is or would be required to pay Additional Amounts in respect of the Notes and cannot avoid such payment obligation by taking reasonable measures available to the Issuer (including making payment through a paying agent located in another jurisdiction), and such requirement arises as a result of a Change in Tax Law.

The Issuer will not give any such notice of redemption of Notes earlier than 60 days prior to the earliest date on which the Issuer would be obligated to pay Additional Amounts if a payment in respect of the Notes was then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Before the Issuer publishes or delivers a notice of redemption in respect of a Tax Event Redemption Date as described above, the Obligors will deliver to the Trustee and Paying Agent an Officer’s Certificate to the effect that the Issuer cannot avoid the obligation to pay Additional Amounts by taking reasonable measures available to it and, if required, the opinion of independent tax counsel described above. Any notice of redemption shall otherwise be given pursuant to the procedures described under Section 1.4(d) of the First Supplemental Indenture.

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

If an Event of Default (other than an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture) occurs and is continuing, the principal of, premium, if any, Additional Amounts, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture occurs, the principal of and premium, if any, Additional Amounts, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Issuer, the Guarantors and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Notes or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 902 of the Base Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default with respect to the Notes, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Issuer, the Guarantors and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, Additional Amounts, if any, on and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

Interest on the Notes will be computed (i) for a full semi-annual period on the basis of a 360-day year of twelve 30-day months and (ii) for an interest period that is not a full semi-annual period, on the basis of a 365-day year and the actual number of days in such interest period. Solely for the purposes of disclosure under the Interest Act (Canada), the yearly rate of interest to which the rate used in such computation is equivalent during any particular period is the rate so used (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days based on which such rate is calculated.

The Notes are issuable in fully registered form, without coupons, in minimum denominations of C$2,000 principal amount and any multiple of C$1,000 in excess thereof. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, Notes may be transferred or may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Notes are not subject to redemption through the operation of any sinking fund.

Except to the extent expressly provided in Article Sixteen of the Base Indenture, no recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer, the Guarantors or any future guarantor in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any past, present or future general partner, limited partner, member, employee, incorporator, controlling person, stockholder, officer, director or agent, as such, of the Issuer, the Guarantors, any future guarantor or of any of the Issuer’s, the Guarantors’ or any future guarantor’s predecessors or successors, either directly or through the Issuer, the Guarantors or any future guarantor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _______________________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _______________________________________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: ___________________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE *

The following increases or decreases in the principal amount of this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

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